Exhibit 10.1

TRANSITION AGREEMENT

TRANSITION AGREEMENT between THE INTERPUBLIC GROUP OF COMPANIES, INC. (“Employer”) and FRANK MERGENTHALER (“Employee”).

WHEREAS, Employer and Employee are parties to an Employment Agreement dated July 18, 2005 and amended on September 12, 2007 (the “Employment Agreement”);

WHEREAS, the Employment Agreement has certain provisions governing the end of Employee’s employment;

WHEREAS, the parties have agreed to a transition plan pursuant to the terms described herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.    Transition Period. Employee and Employer have agreed that Employee’s full-time employment with Employer will end effective December 31, 2019. Subject to Employee’s execution, non-revocation, and compliance with this Agreement, from January 1, 2020 through March 31, 2020 (the “Retirement Date”), unless ended earlier pursuant to Paragraph 3 below (the period from January 1, 2020 through March 31, 2020 is referred to as the “Part-Time Period”), Employee will serve on a part-time basis as EVP of Employer, pursuant to the following terms:

(a)
Duties and Reporting. During the Part-Time Period, Employee will be EVP of Employer, will assist in the transfer of his responsibilities to the new CFO, and will continue to report to the Chief Executive Officer of Employer. The parties expect that Employee’s level of service during the Part-Time Period will be approximately fifty percent (50%) of his full-time schedule.

(b)
Salary and Benefits. Employee’s annual salary during the Part-Time Period shall be Five Hundred and Fifty Thousand Dollars ($550,000), payable in equal semi-monthly installments, less applicable withholdings. During the Part-Time Period, Employee will continue to be eligible to participate in Employer’s benefits plans and programs, subject to the terms thereof.

(c)
Bonus Payment. Employee shall be eligible to receive a bonus for 2019 (not pro-rated), subject to the terms and conditions of the Senior Executive Incentive Plan, and paid when bonuses for 2019 are paid to other executives, expected to be in March 2020.

(d)
Medical, Dental, and Vision Benefits. Employee’s coverage elected under Employer’s medical, dental and vision plans will end on March 31, 2020, unless Employee chooses to extend such coverage pursuant to COBRA.

(e)	Expenses. Employee will be reimbursed for reasonable and valid business expenses, subject to Employer’s expense reimbursement policy.

(f)	Office and Administrative Support. Employer will assign Employee an appropriate office space and administrative support, to be determined by Employer in its sole discretion.

Exhibit 10.1

(g)
Long-Term Incentive Awards. During the Part-Time Period, Employee will continue to vest in long-term incentive (LTI) awards previously granted (i.e., the LTI award granted in February 2017 will vest in February 2020).

(h)
Capital Accumulation Plan (“CAP”). A dollar credit of Two Hundred Thousand Dollars ($200,000) will be added to Employee’s CAP account for 2019. No dollar credits will be added to Employee’s CAP account for any period after 2019.

2.     Completion Payments. Subject to Employee’s satisfactory completion of all required duties during 2019 and the Part-Time Period; Employee’s re-execution of this Agreement on or after the Retirement Date; and Employee’s compliance with all provisions of this Agreement, Employer will make the following additional payments to Employee following the Retirement Date:

(a)
Bonus Payment. Employee will be eligible for a pro-rated bonus for 2020. Such bonus, if any, will be subject to the terms and conditions of the Senior Executive Incentive Plan and paid when bonuses for 2020 are paid to other executives, expected to be in March 2021.  Employee agrees that he will not receive any further bonus payments under the Senior Executive Incentive Plan or the Employment Agreement.

(b)
Pro-Rated LTI Awards. Employee’s unvested LTI awards will be pro-rated and payable at the time prescribed by the applicable award agreements, as follows: (i) the pro-rata value of Employee’s 2018 LTI award is scheduled to be paid to Employee in March 2021; and (ii) the pro-rata value of Employee’s 2019 LTI award is scheduled to be paid to Employee in March 2022. Each performance-based LTI award will be determined based on achievement of the applicable performance targets over the full performance period and pro-rated as follows: the numerator will be the number of full months employed during the performance period and the denominator will be the number of full months in the performance period. Each Restricted Stock Unit and Restricted Cash award will be pro-rated as follows: the numerator will be the number of full months employed during the vesting period and the denominator will be the number of full months in the vesting period.

(c)
COBRA Subsidy. Within thirty (30) days after the Retirement Date, Employer will make a lump sum payment to Employee equal to 167% of the difference between the cost for eighteen (18) months of continued coverage based on Employee’s medical, dental and vision plan elections at COBRA rates then in effect and the employee contribution rate for such elections.

3.    Early Termination.
(a)Termination by Employer. In the event that Employer terminates Employee’s employment without Cause (as defined in the Executive Severance Plan) prior to the Retirement Date, Employee shall not be eligible for benefits under the Executive Severance Plan, the Employment Agreement, or otherwise, but Employer will continue to make the payments described in Paragraphs 1 and 2 above, at the same times as if Employee’s employment had not terminated (except to the extent that a different time is required to avoid tax under Section 409A of the Internal Revenue Code of 1986, as amended); provided that Employee will no longer be eligible for expense reimbursement, continued benefits (other than the CAP credit described in Paragraph 2(h)), or an office/ administrative support with

Exhibit 10.1

Employer. In the event that Employer terminates Employee’s employment for Cause (as defined in the Interpublic Executive Severance Plan) prior to the Retirement Date, Employer will pay Employee through his last day of work and shall not owe Employee any payments thereafter.

(b)    Termination by Employee. In the event that Employee resigns prior to the Retirement Date, Employer will pay Employee through his last day of work and shall not owe Employee any payments thereafter, with the exception of payment of Employee’s CAP balance in accordance with Paragraph 4 below. For the avoidance of doubt, nothing in this Agreement shall give rise to a claim of “good reason” under the Employment Agreement, the Executive Severance Plan, or otherwise, and Executive shall not be eligible for severance pay under any arrangement due to termination for good reason after the date of this Agreement.

4.    Payment of CAP Balance. Employee’s vested CAP balance shall be paid to Employee at the time and in the form prescribed by his CAP Participation Agreement- i.e., a lump sum payment two years after the Retirement Date, subject to the terms and conditions of CAP and Employee’s Participation Agreement.

5.    No Further Payments/Tax Withholdings. Employee acknowledges that the payments and benefits referenced in Paragraphs 1 through 4 above are in full satisfaction of any and all claims Employee may have against Employer, whether under the Employment Agreement or otherwise, and exceed in value any payments to which Employee may otherwise be entitled. All payments and other compensation under this Agreement are subject to withholding of income and employment taxes in amounts that Employer determines are required by law. Regardless of the amount withheld, Employee shall be solely responsible for paying all required taxes on all payments and other compensation (including imputed compensation) and benefits provided under the Agreement.

6.    Release of Claims. By signing this Agreement and Release, Employee, on behalf of himself and his current, former, and future heirs, executors, administrators, attorneys, agents and assigns, hereby fully and without limitation releases, covenants not to sue, and forever discharges Employer, Interpublic, and their respective parents, subsidiaries and affiliates, officers, directors, employees, shareholders, members, agents, attorneys, trustees, fiduciaries, representatives, benefit plans and plan administrators, successors and/or assigns, and all persons or entities acting by, through, under, or in concert with any or all of them (collectively, the “Releasees”) from all rights, claims, demands, liabilities, actions and causes of action, whether in law or in equity, suits, damages, losses, attorneys’ fees, costs and expenses, of whatever nature whatsoever that Employee now has or has ever had, whether known or unknown or based on facts now known or unknown, fixed or contingent, suspected or unsuspected, against the Releasees, occurring from the beginning of time up to and including the date that Employee executes this Agreement and Release that arise out of, or are in any way related to Employee’s employment by Employer or the termination of Employee’s employment with Employer.

Without limiting the foregoing, Employee understands and agrees that the foregoing release provisions include, without limitation:

(a)all claims for wrongful termination, defamation, invasion of privacy, intentional infliction of emotional distress, or any other common law claims;

(b)all claims for the breach of any written, implied or oral contract between Employee and Employer, including but not limited to any contract of employment;

Exhibit 10.1

(c)all claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex, sexual orientation, or physical or mental disability or medical condition;

(d)all claims for payments of any nature, including but not limited to wages, overtime pay, vacation pay, severance pay, commissions, bonuses and benefits or the monetary equivalent of benefits, but not including any claims for unemployment or workers’ compensation benefits, or for the consideration being provided to Employee pursuant to Paragraph 2 of this Agreement; and

(e)all claims that Employee has or that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, Executive Order 11246, and any state laws governing employee rights, as each of them has been or may be amended.

This Agreement and Release shall be binding upon and inure to the benefit of Employee and the Releasees and any other individual or entity who may claim any interest in the matter through Employee. Employee also acknowledges that he has not assigned any of his rights to make the aforementioned claims or demands. Employee also acknowledges and represents that he has not filed nor will he file any lawsuits based on claims or demands that he has released herein.

7.    Attorney Review.    Employee is hereby advised that he should consult with an attorney prior to executing this Agreement.

8.    Review Period.    Employee is also advised that he has twenty-one (21) days from the date this Agreement is delivered to him within which to consider whether he will sign it, and to the extent he executes it before the expiration of review period, he has done so knowingly and voluntarily.

In order to receive the payments described above, Employee must sign, date and return this Agreement and Release to Employer c/o Andrew Bonzani not later than June 11, 2019. Please note that if Employee does not return the signed and dated Agreement and Release to Employer by midnight on that date, the offer of payment described above will be automatically withdrawn.

9.    Revocation Period.    If Employee signs this Agreement, he acknowledges that he understands that he may revoke this Agreement within seven (7) days after he has signed it by notifying Employer in writing that he has revoked this Agreement. Such notice shall be addressed to Employer c/o Andrew Bonzani and must be received by Employer before the end of the revocation period. This Agreement shall not be effective or enforceable in accordance with its terms until the 7-day revocation period has expired.

10.    Intellectual Property Rights. Employee acknowledges and agrees that all concepts, writings and proposals submitted to and accepted by Employer (“Intellectual Property”) which relate to the business of Employer and which have been conceived or made by him during the period of his employment, either alone or with others are the sole and exclusive property of Employer or its clients. As of the date hereof, Employee hereby assigns in favor of Employer all the Intellectual Property covered by this paragraph. On or subsequent to the date hereof, Employee shall execute any and all other papers and lawful documents

Exhibit 10.1

required or necessary to vest sole rights, title and interest in the Employer or its nominee of the Intellectual Property.

11.    Non-Admission. This Agreement and Release shall not in any way be construed as an admission by Employer of any liability for any reason, including, without limitation, based on any claim that Employer has committed any wrongful or discriminatory act.

12.    Non-Disparagement. Employee agrees that he will not say, write or cause to be said or written, any statement that may be considered defamatory, derogatory or disparaging of any of the Releasees. Employee further agrees that he will adhere to the messaging approved by Employer regarding his transition of employment. Employer agrees that it will not make any official statements that may be considered defamatory, derogatory or disparaging of Employee.

13.    Confidentiality/Company Property. Employee acknowledges that he has had access to confidential, proprietary business information of Employer as a result of employment, and Employee hereby agrees not to use such information personally or for the benefit of others. Employee also agrees not to disclose to anyone any confidential information at any time in the future so long as it remains confidential. Employee further agrees to keep the terms and the existence of this Agreement and Release confidential and not to discuss it with anyone other than his attorney, tax advisor, spouse, or as may be required by law. Employee represents that he will return all Employer property in his possession at the appropriate time. In the event that Employer determines that Employee owes any money to Employer, Employer will provide notice thereof to Employee and Employee hereby authorizes Employer to deduct such amounts from any further payments to Employee. Employee also acknowledges and reaffirms his continuing obligations to Employer pursuant to any confidentiality, non-compete and/or non-solicitation agreements signed by Employee.

14.    Cooperation. Employee agrees to make himself reasonably available to cooperate fully with Employer, its parents and affiliates and their legal counsel in any pending or future legal proceedings or investigatory matters involving issues in which Employee was involved during his employment with Employer.

15.    Non-Solicitation of Clients and Employees. During employment and until the final payment is made hereunder (expected to be in March 2022), Employee shall not: (a) directly or indirectly solicit any employee who was employed by Employer within one (1) year of the Retirement Date (an “employee”) to leave such employ to enter the employ of Employee or of any person, firm or corporation with which Employee is then associated, or induce or encourage any such employee to leave the employment of Employer or to join any other company, or hire any such employee, or otherwise interfere with the relationship between Employer and any of its employees; or (b) directly or indirectly solicit or handle on Employee’s own behalf or on behalf of any other person, firm or corporation, the type of services provided by Employer from or for any person or entity which is a client of Employer, or that was a client of Employer at any time within two (2) years prior to Retirement Date, or that was a prospective client of Employer with whom Employee had contact within two (2) years prior to Retirement Date (collectively “Client”) or to induce any such Client to cease to engage the services of Employer or to use the services of any entity or person that competes directly with a material business of Employer, where the identity of such Client, or the Client’s need, desire or receptiveness to services offered by Employer is known by Employee as part of his employment with Employer. Employee acknowledges that these provisions are reasonable and necessary to protect Employer’s legitimate business interests, and that these provisions do not prevent Employee from earning a living.

16.    Non-Competition. During employment and until the final payment is made hereunder (expected to be in March 2022), Employee may not be employed by, engage in, invest in (other than as the owner of not more than one percent (1%) of the outstanding securities of any publicly owned company), or

Exhibit 10.1

otherwise participate in any business that competes with Employer. In the event Employee violates this Paragraph 16, he shall immediately forfeit his right to all future payments and benefits otherwise required by this Agreement; provided, however, Employee may serve on the Board of Directors of a client of Employer or one of its agencies if Employee provides advance written notice to Employer of his intent to do so. In the event that Employee is considering an opportunity that could violate this Paragraph 16, Employee may seek Employer’s permission to take such opportunity without forfeiting payments hereunder. Any such request will be made to Employer’s EVP, General Counsel. Employer will consider any such request in its discretion.

17.    Entire Agreement; No Other Promises. Except as to any confidentiality, non-compete and/or non-solicitation agreements signed by Employee with respect to outstanding equity awards and deferred compensation plans (CAP), Employee hereby acknowledges and represents that this Agreement and Release contains the entire agreement between Employee and Employer, and it supersedes any and all previous agreements concerning the subject matter hereof, including Employee’s Employment Agreement with Employer. Employee further acknowledges and represents that neither Employer nor any of its agents, representatives or employees have made any promise, representation or warranty whatsoever, express, implied or statutory, not contained herein, concerning the subject matter hereof, to induce Employee to execute this Agreement and Release, and Employee acknowledges that he has not executed this Agreement and Release in reliance on any such promise, representation or warranty.

18.    Equitable Relief.    Employee acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, and agrees that Employer shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach. It is also agreed that, in addition to any other remedies, in the event of a breach of this Agreement by Employee, Employer may withhold and retain all or any portion of the payments described in this Agreement.

19.    Severability. If any term or condition of this Agreement and Release shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, this Agreement and Release shall be construed without such term or condition. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

20.    Choice of Law and Forum.    This Agreement and Release shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to its choice of law provisions. Any dispute under this Agreement and Release shall be adjudicated by a court of competent jurisdiction in the city of New York, New York.

21.    Section 409A. It is intended that this Agreement comply with or be exempt from Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”).  Notwithstanding anything to the contrary in this Agreement, all payments under this Agreement shall be subject to “specified employee” rule set forth in the Employment Agreement, and this Agreement shall, to the maximum extent possible, be administered, interpreted, and construed in a manner consistent with Section 409A. For purposes of Section 409A, each installment in a series of payments shall be treated as a separate payment.  If any provision of this Agreement (or of any award of compensation due to Employee under this Agreement) would cause Employee to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Employer shall modify this Agreement to make it compliant with Section 409A and maintain the value of the payments and benefits under this Agreement; provided, however, that no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Employee or any other individual to Employer or any of its affiliates.

Exhibit 10.1

22.    Amendment. This Agreement and Release may not be amended or modified in any way, except pursuant to a written instrument signed by both parties.

HAVING READ AND UNDERSTOOD THE RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT AND RELEASE, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF THE DAY AND YEAR FIRST WRITTEN BELOW. FURTHER, AND Notwithstanding anything to the contrary set forth in this Agreement, nothing contained herein shall be construed as prohibiting Employee from providing information concerning possible violations of federal, state, OR local law OR REGULATION to any government, regulatory or self-regulatory agency OR ENTITY unless such information is protected by the attorney-client privilege.

/s/ Frank Mergenthaler
Frank Mergenthaler

Dated: 6/11/19

The Interpublic Group of Companies, Inc.

By: /s/ Andrew Bonzani
Andrew Bonzani, EVP, General Counsel & Secretary

Dated: 6/11/19

*** For Re-Execution Purposes***

__________________________________________________
Frank Mergenthaler

Dated: ____________________________

___________________________________________________
The Interpublic Group of Companies, Inc.

By: _______________________________
Andrew Bonzani, EVP, General Counsel & Secretary

Dated: ___________________________